Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS THIRD QUARTER EARNINGS, UPDATES GUIDANCE

Tulsa, Oklahoma, November 1, 2012:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the third quarter ended September 30, 2012.  In conjunction with its earnings release, the Company announced that it would not be holding a conference call to review the results of the quarter in light of its pending merger with Hertz, and the related FTC approval efforts that are being directed by Hertz.  Net income for the 2012 third quarter was $55.5 million, or $1.91 per diluted share, compared to net income of $66.6 million, or $2.13 per diluted share, for the third quarter of 2011.  The Company also reported Corporate Adjusted EBITDA for the third quarter of 2012 of $98.2 million, compared to $117.6 million in the third quarter of 2011.

The Company noted that both its GAAP pretax income and Corporate Adjusted EBITDA for the third quarter of 2012 were negatively impacted by merger-related expenses of $5.7 million, while no such expenses were incurred during the third quarter of 2011.  Additionally, the Company noted that gains on sales of risk vehicles totaled $5.2 million in the third quarter of 2012, down from $17.4 million in the third quarter of 2011.

“We are pleased to report another solid quarter that has added to a strong year-to-date performance.  Excluding merger-related expenses, the Company has now generated $269 million in Corporate Adjusted EBITDA for the nine months ended September 30, 2012,” said Scott L. Thompson, Chairman, President and Chief Executive Officer.  “In spite of a lackluster economic environment and continued softness in pricing in the industry, the combination of increased rental demand, ongoing focus on operational efficiencies and disciplined fleet management allowed us to continue to deliver solid results,” said Thompson.

For the quarter ended September 30, 2012, the Company’s vehicle rental revenue was $442.3 million, compared to $435.6 million in the third quarter of 2011.  Monthly revenue per unit was $1,235 in the third quarter of 2012 compared to $1,289 for the same period last year.

The Company realized rental day growth of 7.1 percent, which was partially offset by a 5.1 percent decrease in revenue per day.  Utilization in the third quarter of 2012 was 84.7 percent, compared to 83.9 percent in the third quarter of 2011.  The average rental fleet operated during the quarter increased 6.0 percent compared with the prior year period.

Fleet cost per vehicle was $246 per month in the third quarter of 2012, compared to $186 per month in the third quarter of 2011.  The increase in fleet cost per vehicle was partially attributable to a $12.2 million decrease in gains on sales of risk vehicles, combined with higher average base depreciation rates compared to the third quarter of 2011.  The Company noted that gains on sales of risk vehicles totaled $5.2 million during the third quarter of 2012 compared to $17.4 million in the third quarter of 2011 on a comparable number of risk vehicle sales.  The decline in gains on risk vehicle sales was attributable to a lower average gain per unit sold as a result of refinements to base depreciation rates to reduce gains and lower volatility in fleet costs.  The increase in base depreciation rates in the third quarter of 2012 primarily resulted from the significant fleet refresh in the first half of 2012.  In conjunction with the fleet replacement cycle, a large number of model year 2010 vehicles that were in the fleet during 2011, and had residual values in excess of book values, were replaced with newer vehicles.

Direct vehicle and operating expenses and selling, general and administrative expenses (operating expenses) totaled $270.2 million in the third quarter of 2012 compared to $262.4 million in the third quarter of 2011.  This increase was primarily due to $5.7 million in merger-related expenses incurred in the third quarter of 2012, while no such expenses were incurred in the 2011 third quarter.  Excluding these merger-related expenses, operating expenses totaled 57.4 percent of revenues for the third quarter of 2012, compared to 58.1 percent of revenues in the third quarter of 2011.  Interest expense, net, declined to $12.2 million in the third quarter of 2012, down from $19.6 million in the third quarter of 2011.  The decrease in interest expense primarily reflects the Company’s refinancing of its legacy fleet financing facilities at lower interest rates in the second half of 2011.

Nine-Month Results

For the nine months ended September 30, 2012, net income was $145.3 million, or $4.94 per diluted share, compared to net income of $125.6 million, or $4.03 per diluted share, for the comparable period in 2011.  The Company reported Corporate Adjusted EBITDA for the nine months ended September 30, 2012 of $263.3 million, compared to $235.1 million for the nine months ended September 30, 2011.  The Company noted it incurred merger-related expenses of $5.7 million and $4.6 million for the nine months ended September 30, 2012 and 2011, respectively.

Additionally, the Company noted that gains on risk vehicle sales totaled $42.0 million for the nine months ended September 30, 2012, compared to $43.1 million for the nine months ended September 30, 2011.

Liquidity and Capital Resources

As of September 30, 2012, the Company had $457 million in cash and cash equivalents, and an additional $250 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  The Company noted that as a result of its fleet refresh cycle and seasonal fleet investments, its investment in the fleet has increased approximately $410 million since December 31, 2011.

Those investments were funded by a blend of unrestricted cash, restricted cash and vehicle debt. Non-vehicle capital expenditures for the nine months ended September 30, 2012 totaled approximately $14 million. Investments in fleet will decline significantly during the balance of the year which will result in an increase in cash and cash equivalents by year-end.

As of September 30, 2012, the Company had approximately $41 million of letters of credit outstanding and available capacity of approximately $409 million under its $450 million Revolving Credit Facility.

The Company’s tangible net worth was $725 million as of September 30, 2012, and the Company had no corporate debt outstanding.

2012 Outlook Update

The Company noted that based on its year-to-date performance through September 30, 2012 and its outlook for the fourth quarter, it is revising guidance for the full year of 2012 for Corporate Adjusted EBITDA and earnings per share, both excluding merger-related expenses.  The Company further noted that its previously announced guidance for rental revenue and fleet cost expectations for the full year of 2012 remain unchanged.

The Company revised its guidance for Corporate Adjusted EBITDA, excluding merger-related expenses, for the full year of 2012 to a range of $300 million to $310 million, up from its prior guidance of $285 million to $310 million.  Additionally, the Company revised its estimate for diluted earnings per share, excluding merger-related expenses, to a range of $5.50 to $5.75 per share for 2012, up from its previously announced range of $5.25 to $5.70 per share.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchise locations in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

●
the impact of our pending acquisition by Hertz Global Holdings, Inc. (“Hertz”) and related developments, including the potential for diversion of management’s attention, loss of key personnel and disruption of our operations, as well as the possibility that regulatory approval and, if required by applicable law, approval by the Company’s stockholders may not be obtained as planned, which could delay or prevent the acquisition;

●
the risks to our business and prospects as a stand-alone company, in light of our dependence on future economic growth to achieve revenue growth in key airport and local markets, high barriers to entry in the insurance replacement market, capital and other constraints to expanding company-owned stores internationally, and the challenges we would face in further reducing our expenses;

●
the impact of the continuing challenging global economic environment, the ongoing Eurozone sovereign debt issues and governmental actions to address budget deficits through austerity and other measures, which are fueling concerns about global economic prospects and could materially adversely affect unemployment rates and consumer discretionary spending, including for international inbound travel to the United States and for leisure travel more generally, on which we are substantially dependent;

●
the continuing significant political unrest and other concerns involving certain oil-producing countries, which has contributed to price volatility for petroleum products, and in recent periods higher average gasoline prices, which could affect both broader economic conditions and consumer spending levels;

●	the impact of pricing and other actions by competitors;
●
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to wholesale used vehicle prices;

●
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs based on pricing volatility in the used vehicle market;

●	our ability to reduce our fleet capacity as and when projected by our plans;
●	the continuing strength of the U.S. automotive industry on which we depend for vehicle supply;
●
airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

●	access to reservation distribution channels, particularly as the role of the Internet and mobile applications increases in the marketing and sale of travel-related services;
●	the effectiveness of actions we take to maintain a low cost structure and to manage liquidity;
●	the impact of repurchases of our common stock pursuant to our share repurchase program;
●	our ability to obtain cost-effective financing as needed without unduly restricting our operational flexibility;
●	our ability to comply with financial covenants, and the impact of those covenants on our operating and financial flexibility;
●
whether our preliminary expectations about our federal income tax position are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

●
our ability to continue to defer the reversal of prior period tax deferrals and the availability of accelerated depreciation payments in future periods, the lack of either of which could result in material cash federal income tax payments in future periods;

●	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;
●	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
●	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and
●	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

Additional Information

On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) regarding the tender offer described herein.  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz and the Schedule 14D-9 (as updated and amended) filed by Dollar Thrifty with the SEC, because each contains important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100. Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the SEC.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations
and Corporate Communications:
Anna Bootenhoff
(918) 669-2236
Anna.Bootenhoff@dtag.com

				Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2012	2011	2012	2011
Revenues:
Vehicle rentals	$442,336	$435,578	96.0%	96.4%
Other	18,254	16,144	4.0%	3.6%
Total revenues	460,590	451,722	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	215,790	214,536	46.9%	47.5%
Vehicle depreciation and lease charges, net	89,131	63,299	19.4%	14.0%
Selling, general and administrative	54,454	47,851	11.8%	10.6%
Interest expense, net	12,206	19,627	2.6%	4.4%
Total costs and expenses	371,581	345,313	80.7%	76.5%

(Increase) decrease in fair value of derivatives	40	523	0.0%	0.1%

Income before income taxes	88,969	105,886	19.3%	23.4%

Income tax expense	33,469	39,265	7.3%	8.7%

Net income	$55,500	$66,621	12.0%	14.7%

Earnings per share:
Basic	$1.99	$2.30
Diluted	$1.91	$2.13

Weighted average number
of shares outstanding:
Basic	27,905,118	28,958,718
Diluted	29,085,630	31,304,829

				Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2012	2011	2012	2011
Revenues:
Vehicle rentals	$1,160,322	$1,146,041	95.7%	95.9%
Other	51,928	49,157	4.3%	4.1%
Total revenues	1,212,250	1,195,198	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	596,463	583,799	49.2%	48.8%
Vehicle depreciation and lease charges, net	188,368	203,983	15.5%	17.1%
Selling, general and administrative	147,479	145,641	12.2%	12.2%
Interest expense, net	44,601	58,899	3.7%	4.9%
Total costs and expenses	976,911	992,322	80.6%	83.0%

(Increase) decrease in fair value of derivatives	525	(3,367)	0.0%	(0.3%	)

Income before income taxes	234,814	206,243	19.4%	17.3%

Income tax expense	89,516	80,594	7.4%	6.8%

Net income	$145,298	$125,649	12.0%	10.5%

Earnings per share: (a)
Basic	$5.15	$4.35
Diluted	$4.94	$4.03

Weighted average number
of shares outstanding:
Basic	28,217,067	28,872,747
Diluted	29,436,527	31,216,741

(a)  The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices.  Therefore, the sum of the quarters’ per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended September 30, 2012		Nine months ended September 30, 2012
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	119,424		112,712
% change from prior year	6.0%		3.2%
Number of rental days	9,303,762		25,343,896
% change from prior year	7.1%		5.9%
Vehicle utilization	84.7%		82.1%
Percentage points change from prior year	0.8 p.p.		1.8 p.p.
Average revenue per day	$47.54		$45.78
% change from prior year	(5.1%	)	(4.4%	)
Monthly average revenue per vehicle	$1,235		$1,144
% change from prior year	(4.2%	)	(1.9%	)

Average depreciable fleet	120,757		113,968
% change from prior year	6.2%		3.5%
Monthly average depreciation (net) per vehicle	$246		$184
% change from prior year	32.3%		(10.7%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7		$19
Non-vehicle interest expense	2		6
Non-vehicle interest income	-		(1)
Non-vehicle capital expenditures	4		14
Cash paid for income taxes	12		26

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2012	2011	2011
	(unaudited)

Cash and cash equivalents	$457	$499	$509
Restricted cash and investments	250	201	353
Revenue-earning vehicles, net	1,876	1,605	1,468

Vehicle debt	1,481	1,315	1,400
Stockholders' equity	744	669	608

Tangible Net Worth Calculation
(In millions)

	September 30,		December 31,
	2012	2011	2011
	(unaudited)

Stockholders' equity	$744	$669	$608
Less: Software, net	(19)	(22)	(22)
Tangible net worth	$725	$647	$586

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below.  The Company believes Corporate Adjusted EBITDA is important as it provides a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, taxes and corporate-level capital structure decisions (i.e. non-vehicle interest), thus, allowing the Company's management, including the chief operating decision maker, as well as investors and analysts, to evaluate the Company's operating cash flows based on the core operations of the Company.  Additionally, the Company believes Corporate Adjusted EBITDA is a relevant measure of operating performance in providing a measure of profitability that focuses on the core operations of the Company while excluding certain items that do not directly reflect ongoing operating performance.  The Company's management, including the chief operating decision maker, uses Corporate Adjusted EBITDA to evaluate the Company's performance and in preparing monthly operating performance reviews and annual operating budgets.  The items excluded from Corporate Adjusted EBITDA, but included in the calculation of the Company's reported net income, are significant components of its consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$55,500	$66,621	$145,298	$125,649

(Increase) decrease in fair value of derivatives	40	523	525	(3,367)
Non-vehicle interest expense	1,379	3,709	5,705	9,053
Income tax expense	33,469	39,265	89,516	80,594
Non-vehicle depreciation	4,346	4,786	13,203	14,559
Amortization	1,919	1,896	5,520	5,703
Non-cash stock incentives	1,558	987	4,974	3,124
Other	(5)	(231)	(1,436)	(243)

Corporate Adjusted EBITDA	$98,206	$117,556	$263,305	$235,072

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$98,206	$117,556	$263,305	$235,072

Vehicle depreciation, net of gains/losses from disposal	89,131	63,290	188,368	203,956
Non-vehicle interest expense	(1,379)	(3,709)	(5,705)	(9,053)
Change in assets and liabilities and other	13,769	(5,962)	(11,198)	28,635
Net cash provided by operating activities (b)	$199,727	$171,175	$434,770	$458,610

Memo:
Net cash provided by / (used in) investing activites	$53,893	$41,421	$(530,291)	$(326,408)
Net cash provided by / (used in) financing activities (b)	$(82,228)	$(169,196)	$43,742	$(95,882)

(b) Certain reclassifications have been made to the 2011 financial information to conform to the classifications used in 2012.

			Table 3 (Continued)

Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

	Full Year
	2012	2011
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$255 - $265	$261

(Increase) decrease in fair value of derivatives (2012 amount is YTD September 2012)	1	(3)
Non-vehicle interest expense	7	11
Non-vehicle depreciation	18	19
Amortization	7	7
Non-cash stock incentives	7	3
Other	(1)	-
Merger-related expenses (c)	6	5

Corporate Adjusted EBITDA, excluding merger-related expenses	$300 - $310	$303

	Full Year
	2012	2011
Reconciliation of GAAP diluted earnings per share ("EPS")
to non-GAAP diluted EPS:	(forecasted)	(actual)

EPS, diluted (d)	$5.39 - $5.61	$$5.11

EPS impact of (increase) decrease in fair value of derivatives, net of tax (e)	0.01	(0.06)

EPS impact of merger-related expenses, net of tax (f)	0.11	0.09

Non-GAAP diluted EPS, excluding merger-related expenses (g)	$5.50 - $5.75	$5.13

(c)
Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction.
Full year 2012 includes $5.7 million of merger-related expenses through September 30, 2012.

(d)	Forecasted EPS for the year ended December 31, 2012 is calculated using pretax income as noted above with an assumed 38% tax rate and approximately 29.3 million diluted shares.

(e)
The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which is ($1.4) million for the year ended December 31, 2011.
The tax effect of the forecasted (increase) decrease in fair value of derivatives for the year ended December 31, 2012 (which is based on the year-to-date September 30, 2012 amount) is approximately $0.2 million.

(f)
The tax effect of the merger-related expenses is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the merger-related expenses which amount is $1.9 million for the year ended December 31, 2011.  The tax effect of the forecasted merger-related expenses for the year ended December 31, 2012 (which is based on the year-to-date
September 30, 2012 amount) is approximately $2.4 million.

(g)	Since each category of EPS is computed independently for each period, total per share amounts may not equal the sum of the respective categories.